Exhibit 4.49
AMENDMENT TO RIGHTS Agreement
This Amendment to Rights Agreement (this “Amendment”) is made as of December 11, 2020, by Amyris, Inc., a Delaware corporation (the “Company”) in connection with that certain Rights Agreement dated as of January 31, 2020, whereby the Company issued and sold common stock purchase rights (the “Right Shares”) to Foris Ventures, LLC (the “Purchaser”).
In consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company agrees as follows:
The definition of “Right Termination Date” in Section 1 of the Rights Agreement shall be amended and restated in its entirety as follows: “The Right shall terminate on July 31, 2021.”
Except as expressly set forth above, all of the terms and conditions of the Rights Agreement shall remain in full force and effect.
The undersigned has executed this Amendment as of the date first set forth above.
AMYRIS, INC.

By: _/s/ Han Kieftenbeld_______________
Name: Han Kieftenbeld
Title: Chief Financial Officer